Exhibit No. 99.1

Ocean West Reports Record 9 Month Results

TUSTIN, Calif.—(BUSINESS WIRE)—Aug. 12, 2003—Ocean West Holding Corporation (OTCBB:OWHC), a mortgage banking company, reported record results for the 9-month period ending June 30, 2003.

During the 3-month period ended June 30, 2003, the Company funded 1,521 loans with an aggregate dollar value of approximately $287 million compared to 993 loans with an aggregate dollar value of approximately $151 million in the quarter ended June 30, 2002.

Net revenues from origination and/or sale of loans increased to $3.3 million for the quarter ended June 30, 2003 from $2.6 million for the quarter ended June 30, 2002 – an increase of 27%. The increased revenues are attributed to increased loan volume, which is attributed to the continued growth of Ocean West’s branch system. .

Net income was $239,152 for the quarter ended June 30, 2003 compared to a net loss of $282,794 for the same quarter of 2002. The significant increase in income for the June 30, 2003 quarter was due to increased in loan production.

During the 9-months ended June 30, 2003, the Company made 3,912 loans with an aggregate dollar value of approximately $708 million compared to 3,479 loans with an aggregate dollar value of approximately $548 million in the 9 months ended June 30, 2002.

Net revenues from origination and/or sale of loans increased to $9.7 million for the 9 months ended June 30, 2003 from $7.3 million for the 9-months ended June 30, 2002.

Ocean West had net income of $606,334 for the 9-month-period ended June 30, 2003 compared to a net loss of $1,003,752 for the same period of 2002.

OCEAN WEST HOLDING CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	9 Months Ended June 30, 2003	9 Months Ended June 30, 2002
Revenues:
Revenues from origination and sale of mortgage loans, net	$3,337,055	$2,583,037	$9,691,084	$7,266,306

Operating expenses:
Salaries and wages	1,337,229	1,353,902	3,975,918	4,038,206
Payroll taxes	221,788	179,766	663,158	557,168
Other general and administrative expenses	1,501,278	1,297,353	4,345,793	3,577,903
Depreciation & amortization	37,608	34,810	99,881	96,781

Total operating expenses	3,097,903	2,865,831	9,084,750	8,270,058

Income (loss) from operations	239,152	(282,794)	606,334	(1,003,752)

Provision for income taxes	—	—	—	—

Net income (loss)	239,152	(282,794)	606,334	(1,003,752)
Dividends on preferred shares	49,082	45,193	159,536	149,457

Net (loss) income applicable to common shareholders	$190,070	$(327,987)	$446,798	$(1,153,209)

Net income (loss) applicable to common shareholders per common share basic and diluted	$0.03	$(0.06)	$0.08	$(0.24)

Weighted aver common shares outstanding basic and diluted	5,795,409	5,406,400	5,795,270	4,762,646